Exhibit 10.2

AMENDMENT NO. 1 TO FRAMEWORK AGREEMENT

This AMENDMENT NO. 1 TO FRAMEWORK AGREEMENT (this “Agreement”) dated as of July 10, 2025, is made by and between BGTF LT Aggregator LP (“Investor”) and LanzaTech, Inc., a Delaware corporation (the “Developer”).

WHEREAS, the Investor and the Developer are party to that certain Framework Agreement, dated as of October 2, 2022 (as in effect from time to time prior to the date hereof, the “Framework Agreement” and the Framework Agreement as amended by this Agreement, the “Amended Framework Agreement”).

WHEREAS, LanzaTech Global, Inc., a Delaware corporation and the parent entity of the Developer (“LanzaTech Global”), (a) issued an aggregate of 20,000,000 shares of preferred stock, designated as “Series A Convertible Senior Preferred Stock,” par value $0.0001 per share (the “Series A Preferred Stock”), pursuant to (i) that certain Series A Convertible Senior Preferred Stock Purchase Agreement, dated May 7, 2025, by and among LanzaTech Global and each of the “Purchasers” signatory thereto from time to time (as amended by that certain Amendment No. 1 to the Series A Convertible Senior Preferred Stock Purchase Agreement, dated as of June 2, 2025, and as further amended, restated, amended and restated, modified or otherwise supplemented from time to time, the “Series A SPA”), and (ii) that certain Amended and Restated Certificate of Designation, filed with the Delaware Secretary of State on June 2, 2025 (as amended, restated, amended and restated, modified or otherwise supplemented from time to time, the “COD”), and (b) consummated the transactions contemplated by the Series A SPA and the COD (collectively, the “Series A Transactions”).

WHEREAS, the Investor, the Developer, LanzaTech Global and LanzaTech NZ, Inc., a Delaware corporation (“LanzaTech NZ” and together with the Developer and LanzaTech Global, collectively the “LanzaTech Parties”) entered into that certain Consent and Waiver, dated as of June 2, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Consent and Waiver”).

WHEREAS, pursuant to the Consent and Waiver, the Investor has consented to make certain modifications to the Framework Agreement as set forth herein, and the Investor and the Developer desire to amend the Framework Agreement on the terms and conditions set forth herein.

NOW THEREFORE, pursuant to Section 10.12 of the Framework Agreement and in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. Except as otherwise defined in this Agreement, capitalized terms used in the Amended Framework Agreement are used herein as defined in the Framework Agreement.

Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 below, effective as of the Amendment No. 1 Effective Date (as defined below), the Framework Agreement is hereby amended as follows:

(a)       Section 1.1 of the Framework Agreement is hereby amended by inserting the following new defined terms therein in alphabetical order:

“Amendment No. 1” means the Amendment No. 1 to Framework Agreement, dated as of July 10, 2025, by and between the Investor and the Developer.

“Amendment No. 1 Effective Date” means the Amendment No. 1 Effective Date, as defined in Amendment No. 1.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as now and hereafter in effect, or any successor statute.

“COD” means that certain Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock of LanzaTech Global, Inc., filed with the Delaware Secretary of State on June 2, 2025, as amended, restated, amended and restated, modified or otherwise supplemented from time to time.

“In-Court Restructuring” means a chapter 11 plan that (a) provides for (i) amounts owed under the Loan Agreement to be unimpaired (as defined in section 1124 of the Bankruptcy Code) in the same principal amount outstanding as of the commencement of such bankruptcy proceeding, plus any accrued but unpaid interest, fees, or other amounts arising under the Loan Agreement in accordance with its terms (including, for the avoidance of doubt, any terms set forth in Amendment No. 1) (the “Surviving Brookfield Debt”), (ii) the distribution of 100% of the equity in the reorganized LanzaTech Global (together with its direct and indirect subsidiaries, the “Reorganized Company”) to certain holders of Promissory Notes (as defined in the COD as in effect on the Amendment No. 1 Effective Date) or the Series A Preferred Stock, as applicable, on account of their claims and/or interests thereunder and (iii) the cancellation of the existing equity interests in LanzaTech Global and (b) does not provide for the Reorganized Company to have any funded debt other than (i) the Surviving Brookfield Debt and (ii) if applicable, exit financing in an aggregate principal amount as may be agreed by Investor (not to be unreasonably withheld, conditioned or delayed), the proceeds of which are used to repay any debtor-in-possession financing incurred in connection with any chapter 11 case of the LanzaTech Parties.

“Indebtedness” means (i) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit or (ii) obligations evidenced by notes, bonds, debentures or similar instruments.

“LanzaTech Global” means LanzaTech Global, Inc., a Delaware corporation and the parent entity of the Developer.

“LanzaTech Parties” means, collectively, the Investor, the Developer and LanzaTech Global.

“Loan Agreement” means that certain Loan Agreement, dated as of February 14, 2025, by and among the Investor and the LanzaTech Parties, as amended, restated, amended and restated, modified or otherwise supplemented from time to time.

“Operative Condition” means either

(i)	(x) a Subsequent Financing or an Other Financing (as each term is defined in the COD as in effect on the Amendment No. 1 Effective Date) has been consummated and (y) either (A) all outstanding Series A Preferred Stock has been converted into shares of Common Stock (as defined in the COD as in effect on the Amendment No. 1 Effective Date) of LanzaTech Global or (B) the intercreditor agreement between Investor and LanzaTech Global SPV, LLC is in effect providing that any right of payment of LanzaTech Global SPV, LLC (and/or its permitted assignees) in connection with (i) a redemption of Series A Preferred Stock using cash from LanzaTech Global’s balance sheet, (ii) a Promissory Note (as defined in the COD as in effect on the Amendment No. 1 Effective Date) or (iii) any other indebtedness incurred through an exchange of Series A Preferred Stock, shall, in each case of the foregoing clauses (i)-(iii), be subordinated to all of Investor’s right of payment to the Loan (as defined in the Loan Agreement) and the guarantees thereof; or
(ii)	an In-Court Restructuring has been completed.

“Series A SPA” means that certain Series A Convertible Senior Preferred Stock Purchase Agreement, dated May 7, 2025, by and among LanzaTech Global and each of the “Purchasers” signatory thereto from time to time (as amended by that certain Amendment No. 1 to the Series A Convertible Senior Preferred Stock Purchase Agreement, dated as of June 2, 2025, and as further amended, restated, amended and restated, modified or otherwise supplemented from time to time), pursuant to which LanzaTech Global issued an aggregate of 20,000,000 shares of preferred stock, designated as “Series A Convertible Senior Preferred Stock,” par value $0.0001 per share (the “Series A Preferred Stock”).

(b)        The definition of “Equity Funding” in Section 1.1 of the Framework Agreement is hereby amended restated in its entirety as follows:

“Equity Funding” means, with respect to any Project, the amount of the total projected Capital Costs through commercial operation of such Project to be funded by way of capital contributions by Investor and/or its Affiliates (as specified in the agreed Financial Model), taking into consideration the debt commitments indicated in the applicable Project Financing Indication; provided that if the Project Financing Indication for such Project provides for debt financing representing greater than 50% of the total projected Capital Costs as of FID, then the Equity Funding amount for such Project shall be considered to be 50% of the total projected Capital Costs as of FID in the applicable Financial Model solely for purposes of calculating the deemed repayment of the loan for purposes of Section 5 of the Loan Agreement. The final amount of Equity Funding for a Project shall be determined following receipt of the Project Financing Indication.

(c)       Section 7.1 of the Framework Agreement is hereby amended by replacing the reference to “5:00 p.m. New York City time on the fifth (5th) anniversary of the Effective Date” therein with “December 3, 2028”.

Section 3. Representations and Warranties. Each of the Investor and the Developer represents and warrants to each other, after giving effect to the Consent and Waiver and the terms of this Agreement and in respect of Section 4.1(d) other than as disclosed by LanzaTech Global in its filings with the Securities and Exchange Commission and as set forth on Schedule 1 hereto, that the representations and warranties set forth in Article IV of the Framework Agreement are true, complete and correct in all material respects on the date hereof as if made on and as of the date hereof and as if each reference to “this Agreement” in Article IV of the Framework Agreement referred to the Amended Framework Agreement.

Section 4. Conditions Precedent. The amendments set forth in Section 2 hereof shall become effective upon satisfaction of the following conditions (the date of satisfaction or waiver of the following conditions, the “Amendment No. 1 Effective Date”):

(a)       Execution. (i) The Investor (or its counsel) shall have received counterparts of this Agreement executed by the Developer and (ii) the Developer (or its counsel) shall have received counterparts of this Agreement executed by the Investor.

(b)        Payment of Fees and Expenses. The Investor shall have received reimbursement or payment of all reasonable and documented costs and expenses (including the reasonable and documented fees and disbursements of counsel to the Investor) required to be reimbursed or paid by the Developer pursuant to the Consent and Waiver.

Notwithstanding anything to the contrary herein, each of the amendments set forth in Section 2 hereof shall only become operative if an Operative Condition has been satisfied by October 3, 2027. In the event an Operative Condition has not be satisfied by such date, this Agreement shall be null and void and shall be of no further force or effect.

Section 5. No Novation or Mutual Departure. Each of the Investor and the Developer expressly acknowledges and agrees that there has not been, and this Agreement does not constitute or establish, a novation with respect to the Framework Agreement, or a mutual departure from the strict terms, provisions, and conditions thereof, other than with respect to the amendments contained in Section 2 hereof. Except as otherwise expressed herein, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Investor under the Amended Framework Agreement, nor constitute a waiver of any provision of the Amended Framework Agreement. This Agreement shall not constitute a course of dealing between the Developer, on the one hand, and the Investor, on the other hand, at variance with the Amended Framework Agreement such as to require further notice by the Investor to require strict compliance with the terms of the Amended Framework Agreement in the future, except as expressly set forth herein.

Section 6. Confirmation. Each of the Developer and the Investor hereby confirms its obligations under the Amended Framework Agreement as of the date hereof. Each party, by its execution of this Agreement, hereby confirms that the obligations under the Amended Framework Agreement shall remain in full force and effect as of the date hereof.

Section 7. Miscellaneous.

(a)       This Agreement shall be limited as written and nothing herein shall be deemed to constitute an amendment or waiver of any other term, provision or condition of the Amended Framework Agreement in any other instance than as expressly set forth herein or prejudice any right or remedy that either party may now have or may in the future have under the Amended Framework Agreement. This Agreement and the Amended Framework Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of a counterpart by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The provisions of Article IX and X of the Amended Framework Agreement are hereby incorporated herein, mutatis mutandis.

(b)       THIS AGREEMENT SHALL BE CONSTRUED UNDER, AND ALL MATTERS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

(c)               This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the Parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

LANZATECH, INC., as the Developer

By:	/s/ Jennifer Holmgren
Name: Jennifer Holmgren Title: Chief Executive Officer

BGTF LT AGGREGATOR LP, as the Investor

By:	/s/ James Bodi
Name: James Bodi Title: Director

[Signature Page to Amendment No.1 to Framework Agreement]

Schedule 1

•	Carbon Direct Fund II Blocker I LLC v. LanzaTech Global, Inc., C.A. No. 2025-0747-BWD (Del. Ch. June 30, 2025).